The following unaudited pro forma financial statements give effect to Haemonetics Corporation acquisition from Pall Corporation of substantially all of the assets relating to its blood collection, filtration, processing, storage and re-infusion product lines, and all of the outstanding equity interest in Pall Mexico Manufacturing, S. de R.L. de C.V, a subsidiary of Pall based in Mexico (the “Acquisition”). We refer to the acquired business as the “the whole blood business” throughout this report.
Basis for presentation
The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of Haemonetics and the unaudited statement of assets to be sold and liabilities to be assumed of the whole blood business as of June 30, 2012 (April 30, 2012 for the whole blood business' unaudited statement of assets to be sold and liabilities to be assumed) and gives effect to the whole blood business as if it had been completed on that date. The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2012 and the year ended March 31, 2012 combines the historical results of Haemonetics and the unaudited statement of revenues and direct expenses of the whole blood business and gives effect to the Acquisition as if it had occurred on April 3, 2011. Haemonetics and the whole blood business have different fiscal year end dates. The whole blood business' unaudited interim results for its nine months ended April 30, 2012 and year ended July 31, 2011 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2012. As a result, the whole blood business' results of operations for the three months ended April 30, 2012 are included in the unaudited pro forma condensed combined statements of operations for both the year ended March 31, 2012 and the three months ended June 30, 2012.
Haemonetics' condensed statement of operations for the twelve month period ended March 31, 2012 is derived from the Form 10-K filed with the SEC on May 22, 2012. The whole blood business' condensed statement of operations for the twelve month period ended March 31, 2012 is derived by adding the results for the three month period ended July 31, 2011 from the unaudited statement of revenues and direct expenses to the results for the nine months ended April 30, 2012 from the unaudited statement of revenues and direct expenses for same period.
The historical financial information of Haemonetics and the whole blood business has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition and the related debt financing, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would have been for prior periods or will be for any future periods. All transactions between Haemonetics and the whole blood business during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial information of Haemonetics and the whole blood business and should be read in conjunction with:

•	the accompanying notes to these unaudited pro forma condensed combined financial statements;

•
the separate historical consolidated financial statements of Haemonetics as of and for the year ended March 31, 2012 and for the three months ended June 30, 2012 and July 2, 2011 filed on Forms 10-K and 10-Q with the SEC on May 22, 2012 and August 8, 2012 respectively;

•
the separate historical consolidated financial statements of Haemonetics as of April 2, 2011 and April 3, 2010 and for each of the three years in the period ended April 2, 2011 both filed on Form 10-K with the SEC on May 26, 2011 and June 1, 2010 respectively;

•
the separate historical unaudited interim financial statements (statement of assets to be sold and liabilities to be assumed and statement of revenues and direct expenses) of the whole blood business as of April 30, 2012 and for the nine months ended April 30, 2012 included in this filing; and

•
the separate historical audited financial statements (statement of assets to be sold and liabilities to be assumed and statement of revenues and direct expenses) of the whole blood business as of July 31, 2011 and 2010 and for each of the three years in the period ended July 31, 2011also included in this filing.

Purchase price allocation
The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. As such, the unaudited pro forma condensed combined balance sheet reflects the estimated consideration to be issued by Haemonetics to acquire the whole blood business and has been allocated to the assets acquired and liabilities assumed based upon management's preliminary estimate of their respective fair values as of the date of the Acquisition. Any differences between the estimated fair value of the consideration issued and the estimated fair value of the assets and liabilities acquired is recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management's preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Haemonetics with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the completion of the allocation of purchase price.
Differences between these preliminary estimates and the final purchase accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.
Adjustments
The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets, increased interest expense on the debt incurred to complete the Acquisition, decreased interest income related to the assumed reduction in cash used to complete the Acquisition and the tax impact related to these pro forma adjustments.
The unaudited pro forma condensed combined financial statements reflect the completed borrowings of $475 million under certain credit facilities entered into by Haemonetics and banks on August 1, 2012. The applicable interest rates have been estimated for the purposes of preparing these unaudited pro forma condensed combined financial statements and are subject to change based on the actual amounts borrowed, related fees and expenses and market changes that may result in a change in the actual interest rate applied to borrowings as compared to the rates assumed.

Based on Haemonetics preliminary review of the whole blood business' summary of significant accounting policies disclosed in the whole blood business' financial statements, the nature and amount of any adjustments to the historical financial statements of the whole blood business to conform their accounting policies to those of Haemonetics are not expected to be significant. As such, no pro forma adjustments to conform to accounting policies of the two companies have been reflected in the unaudited pro forma condensed combined financial statements. Further review of the whole blood business' accounting policies and financial statements may result in required revisions to the whole blood business' policies and classifications to conform to those of Haemonetics.

	Unaudited Balance sheet Haemonetics	Unaudited Statement of assets to be sold and liabilities to be assumed
	Corporation	The whole blood business	Pro forma		Pro forma
	June 30, 2012	April 30, 2012	Adjustments	Ref	Combined
(Thousands of U.S. dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$236,047		$(66,596)	A	$169,451
Accounts receivable less allowance	126,130				126,130
Inventories, net	126,843	41,273	10,662	B	178,778
Prepaid expenses and other assets	51,167	2,177			53,344
Total current assets	540,187	43,450	(55,934)		527,703
Property, plant and equipment:
Land, building, and building improvements	55,533	28,133	43	C	83,709
Plant equipment and machinery	137,877	96,645			234,522
Office equipment and information technology	94,982	5,268			100,250
Construction in progress		13,690			13,690
Haemonetics equipment	229,763				229,763
Total property, plant and equipment	518,155	143,736	43		661,934
Less: accumulated depreciation	(351,915)	(81,487)			(433,402)
Net property, plant and equipment	166,240	62,249	43		228,532
Other assets:
Intangible assets less amortization	94,913	560	206,190	D	301,663
Goodwill	115,048		214,400	E	329,448
Other long-term assets	11,735		5,596	F	17,331
Total assets	$928,123	$106,259	$370,295		$1,404,677

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable less current portion	2,417				2,417
Accounts payable	33,978				33,978
Accrued payroll and related costs	25,162				25,162
Other liabilities	60,349	1,554			61,903
Total current liabilities	121,906	1,554	—		123,460
Long-term debt, net of current maturities	2,642		475,000	F	477,642
Long-term deferred tax liability	24,356				24,356
Other long-term liabilities	21,752				21,752
Stockholders' equity:
Common stock	256				256
Additional paid-in capital	341,401	104,705	(104,705)	G	341,401
Retained earnings	410,569				410,569
Accumulated other comprehensive income	5,241				5,241
Total stockholders' equity	757,467	104,705	(104,705)		757,467
Total liabilities and stockholders' equity	$928,123	$106,259	$370,295		$1,404,677

Unaudited pro forma condensed combined statement of operations
(Thousands of U.S. dollars, except share and per share amounts)

	Twelve months
	Audited Income Statement Haemonetics Corporation	Unaudited Statement of revenues and direct expenses The whole blood business	Pro forma		Pro forma
			Adjustments		Combined
	March 31, 2012	April 30, 2012		Ref
Net revenues	$727,844	$225,799	$(10,000)	H	$943,643
Cost of goods sold	358,604	137,045	(10,000)	H	485,649
Gross profit	369,240	88,754	—		457,994
Operating expenses:
Research and development	36,801	5,790			42,591
Selling, general and administrative	245,261	23,250	31,222	I	299,733
Contingent consideration income	(1,580)				(1,580)
Impairment charge		7,336	—		7,336
Total operating expenses	280,482	36,376	31,222		348,080
Operating income	88,758	52,378	(31,222)		109,914
Interest expense			(9,520)	J	(9,520)
Other income, net	740		—		740
Income before taxes	89,498	52,378	(40,742)		101,134
Provision for income taxes	22,612		4,073	K	26,685
Net income	$66,886	$52,378	$(44,815)		$74,449

Basic income per common share
Net income	$2.64				$2.94

Income per common share assuming dilution
Net income	$2.59				$2.89

Weighted average shares outstanding
Basic	25,364				25,364
Diluted	25,795				25,795

Unaudited pro forma condensed combined statement of operations
(Thousands of U.S. dollars, except share and per share amounts)

Three months ended

Unaudited Income Statement Haemonetics Corporation	Unaudited Statement of revenues and direct expenses The whole blood business	Pro forma	Pro forma
Adjustments	Combined
June 30, 2012	April 30, 2012	Ref

Net revenues	$176,475	$56,623	$(2,500)	H	$230,598
Cost of goods sold	86,362	34,328	(2,500)	H	118,190
Gross profit	90,113	22,295	—	112,408
Operating expenses:
Research and development	9,409	1,405	10,814
Selling, general and administrative	67,625	5,819	7,805	I	81,249

Total operating expenses	77,034	7,224	7,805	92,063

Operating income	13,079	15,071	(7,805)	20,345
Interest expense	(2,380)	J	(2,380)
Other income, net	336	—	336
Income before taxes	13,415	15,071	(10,185)	18,301
Provision for income taxes	3,628	1,710	K	5,338
Net income/Loss	$9,787	$15,071	$(11,895)	$12,963

Basic income per common share
Net income	$0.38	$0.51

Income per common share assuming dilution
Net income	$0.38	$0.50

Weighted average shares outstanding
Basic	25,483	25,483
Diluted	25,932	25,932

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except per share information)

1. Description of Transaction
On August 1, 2012, Haemonetics completed the Acquisition from Pall Corporation (“Pall”) of substantially all of the assets relating to its blood collection, filtration, processing, storage and re-infusion product lines, and all of the outstanding equity interest in Pall Mexico Manufacturing, S. de R.L. de C.V, a subsidiary of Pall based in Mexico pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) with Pall.
At the closing of the Transaction, Haemonetics paid Pall $536 million in cash consideration subject to typical post-closing adjustments to reflect certain cost allocations, assets and liabilities. We anticipate paying an additional $15 million, upon the replication and delivery of certain manufacturing assets of Pall's filter media business to Haemonetics by 2016. Until that time, Pall will manage these assets under a supply agreement.

Credit Facility
On August 1, 2012 in connection with the Acquisition, Haemonetics entered into a credit agreement (Credit Agreement) with JP Morgan Chase Bank, N.A., as Administrative Agent and the other agents and lending parties thereto (together, “Lenders”) which provided for a $475 million term loan (the “Term Loan”) and a $100 million revolving loan (the “Revolving Credit Facility”, and together with the Term Loan, the “Credit Facilities”). The Credit Facilities have a term of five years, mature on July 31, 2017 and are repayable based on an amortization schedule.
Interest is based on LIBOR plus a range of interest depending on the achievement of certain leverage ratios. The Credit Facilities require that Haemonetics comply with certain quantitative and qualitative covenants. If Haemonetics fails to comply, the loan may become immediately repayable.

2. Basis of Presentation
The following unaudited pro forma condensed combined financial statements of Haemonetics have been prepared to give effect to the Acquisition. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of Haemonetics and the unaudited statement of assets to be sold and liabilities to be assumed of the whole blood business as of April 30, 2012 and gives effect to the Acquisition as if it had been completed on June 30, 2012. The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2012 and year ended March 31, 2012 combines the historical results of Haemonetics and the unaudited statement of revenues and direct expenses of the whole blood business and gives effect to the Acquisition as if it had occurred on April 3, 2011. Haemonetics and the whole blood business have different fiscal year end dates. While the difference is more than 93 days, the whole blood business's results for its nine months ended April 30, 2012 and three months ended July 31, 2011 have been used to prepare the unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2012. The three months ended April 30, 2012 have been derived by dividing the results of nine months ended April 30, 2012 by 3. As a result, the whole blood business' results of operations for the three months ended April 30, 2012 are included in the unaudited pro forma condensed combined statements of operations for both the year ended March 31, 2012 and the three months ended June 30, 2012.
The unaudited pro forma condensed combined statement of operations for the twelve month period ended March 31, 2012 combines the historical results of Haemonetics and the whole blood business and gives effect to the Acquisition as if it had occurred on April 3, 2011. Haemonetics condensed statement of operations for the twelve month period ended March 31, 2012 is derived from the Form 10-K filed with the SEC on May 22, 2012. The whole blood business' condensed statement of operations for the twelve month period ended March 31, 2012 is derived by adding the results for the three month period ended July 31, 2011 to the results for the nine months ended April 30, 2012.
The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. As such, the unaudited pro forma condensed combined balance sheet reflects the estimated consideration to be issued by Haemonetics to acquire the whole blood business and has been allocated to the assets acquired and liabilities assumed based upon management's preliminary estimate of their respective fair values as of the date of the Acquisition. Any differences between the estimated fair value of the consideration issued and the estimated fair value of the assets and liabilities acquired is recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management's preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Haemonetics with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the allocation of purchase price.
Acquisition-related transaction costs (e.g., legal, valuation experts, and other professional and advisor fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred.

3. Purchase Price and Allocation
The following is a preliminary estimate of the purchase price for the whole blood business:

Estimated cash to be paid to Pall	$536,000
For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

Purchase Price Allocation

Book value of net assets acquired on August 1, 2012	$104,705
Less: the whole blood business' historical intangible assets	(560)
Adjusted book value of assets acquired	104,145
Remaining allocation:
Increase property and equipment to fair value (a)	43
Increase inventory to fair value (b)	10,662
Identifiable intangible assets (c)	206,750
Goodwill (d)	214,400
Estimated purchase price	$536,000

(a) As of the effective time of the Acquisition, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the Acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. To estimate the required step-up adjustment, Haemonetics utilized the whole blood business' fixed asset records underlying the whole blood business' disclosure of the elements of property, plant and equipment in its April 30, 2012 financial statements. Haemonetics estimated the fair value of property, plant and equipment using a combination of the cost and market approaches, depending on the component and estimated that the fair value adjustment to increase property, plant and equipment would approximate $0.04 million. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the completion of allocating purchase price.

(b) As of the effective time of the Acquisition, inventories are required to be measured at fair value. To estimate the required inventory step-up adjustment, Haemonetics utilized the whole blood business' inventory records underlying the whole blood business' disclosure of the elements of inventory in its April 30, 2012 financial statements. Additionally, the estimated selling prices and selling and distribution costs used in determining the fair value were estimated using the whole blood business' historical results and Haemonetics experience with other acquisitions. This estimate of fair value is preliminary and the ultimate adjustment to inventory may vary once more information is available.

(c) As of the effective time of the Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments

 Based upon a preliminary valuation analysis, for purposes of these pro forma combined condensed financial statements, the fair value of identified intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value	Weighted average useful life
Customer relationships	$144,725	10 years
Existing technology	62,025	10 years
	$206,750

The preliminary fair value of the intangible assets has been estimated using the income approach in which the after-tax cash flows are discounted to present value. The cash flows are based on estimates used to price the transaction and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as the weighted average cost of capital. Based on the preliminary valuation, the acquired intangible assets are comprised of existing technology of approximately $175.7 million, representing three product families and customer relationship assets of approximately $31.0 million.
The existing technology assets relate to currently marketed products and related filter technology and consideration was only given to products that have been approved by the FDA.

These preliminary estimates of fair value and estimated useful lives will likely be different from the final acquisition accounting and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. In allocating purchase price to the respective assets, additional information may be obtained by Haemonetics regarding the specifics of the whole blood business' intangible assets and additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Haemonetics only upon access to additional information and/or by changes in such factors that may occur prior to the conclusion of allocating purchase price to acquired assets and liabilities.

(d) After allocation of the preliminary purchase price to the estimated fair values of acquired assets and liabilities as of August 1, 2012, goodwill is approximately $214.4 million. The factors contributing to the recognition of the amount of goodwill are based on several strategic and synergistic benefits that are expected to be realized from the Acquisition. These benefits include work force at the various plants and locations, technological know-how in filter manufacturing and access to the whole blood business market. The combined company anticipates significant cross-selling opportunities within the blood center market through a combination of apheresis and manual collection products and services

4. Pro Forma Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:
(A) Reflects adjustments to cash related to the following:

Cash proceeds received from debt financing (a)	$475,000
Cash payment made to Pall Corporation (b)	(536,000)
Estimated deferred financing costs	(5,596)
Gross cash disbursed to fund the transaction	$(66,596)

(a) See item (F) below for long-term debt obligations
(b) Represents payment of cash to acquire the whole blood business assets

(B) Adjust acquired inventory to an estimate of fair value. In the periods following consummation of the Acquisition, Haemonetics cost of revenue will reflect the increased valuation of the whole blood business' inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. This is considered a non-recurring adjustment with no continuing impact on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of income.
$10,662

(C) Adjust for the estimated difference between the book value and the fair value of net property, plant and equipment. See Note 3(a).	$43

 (D) To reflect the acquired identifiable intangible assets at estimated fair value and elimination of the whole blood business' historical intangible assets as follows:

Estimated acquired intangible assets	$206,750
Eliminate the whole blood business historical intangible assets	(560)
Intangible assets adjustment	$206,190

(E) To reflect goodwill from the Acquisition

Estimated transaction goodwill (Note 3d)	$214,400

(F) To reflect the assumed increase in debt of $475 million incurred to complete the Acquisition. As noted above, Haemonetics has secured a credit facility from a group of lenders with JP Morgan Chase Bank, N.A., as Administrative Agent for a portion of the cash consideration to effect the Acquisition. Haemonetics has borrowed approximately $475 million of the credit facilities, which excludes the $100 million revolving credit facility and used available combined cash of approximately $61million to finance the remainder of the Acquisition and pay financing fees. In connection with obtaining this financing Haemonetics paid financing fees to the lenders, and for purposes of the pro forma financial statements, Haemonetics has calculated such fees based on the credit facilities. Accordingly, an aggregate of approximately $5.6 million of deferred financing costs are reflected as an adjustment to increase other assets.

(G) To eliminate the historical stockholders' equity accounts of the whole blood business.

5. Pro Forma Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(H) To eliminate sales from the whole blood business to Haemonetics which are included in both sets of financial statements for the periods presented as revenue and cost of sales respectively. After the Acquisition, these revenues and cost of sales will not recur.

(I) Adjustments to selling, general and administrative expenses are comprised of the following:

	Year Ended March 31, 2012	Three Months Ended June 30, 2012
Additional Cost to operate the expanded company (a)	$10,540	$2,635
Depreciation on property, plant and equipment fair value adjustment	$6	$1
Amortization of acquired intangible assets related to technology and customer relationships	20,876	5,219
Elimination of the whole blood business' historical intangible asset amortization	(200)	(50)
	$31,222	$7,805

(a) The whole blood business operated as a product line within a division of Pall Corporation, and certain support functions performed by division or corporate functions will not transfer to Haemonetics.  Haemonetics believes it will be required to make additional investments in infrastructure costs to replicate support functions provided by Pall Corporation, and currently estimates incremental selling, general and administrative expenses associated with these investments will be approximately $10.5 million.  Incremental investments are primarily related to  information technology infrastructure and application costs, and personnel costs required to expand regional and corporate administrative and sales support functions.  These costs are not intended to be representative of actual costs incurred by Pall Corporation, and represent Haemonetics best estimate of future incremental costs on an annualized basis.  Actual incremental investments may differ from these estimates.

J) Adjustments to interest expense are comprised of the following:

	Year Ended March 31, 2012	Three Months Ended June 30, 2012
Cash interest on the Credit Facilities (a)	$(8,133)	$(2,033)
Deferred financing costs	(1,387)	$(347)
	$(9,520)	$(2,380)

To reflect additional interest expense from the increase in debt of $475 million to complete the acquisition of the whole blood business as discussed above and related financing costs incurred to obtain such debt, calculated as described below based on the assumed rates. The Term Loan bears interest at LIBOR plus a range of 1.125% to 1.500% depending on the achievement of certain leverage ratios. Interest for the purposes of the pro forma financial information was calculated at 1.625%. The amortization of anticipated deferred financing costs of $5.6 million was included to determine the total increase in interest expense. The amortization of deferred financing costs was based on the repayment schedule of the Term Loan described above. The repayment of the Credit Facilities was not assumed for any of the statement of financial position presented
(a) The interest includes $0.4 million of interest on mortgages.

(K) To record the tax expense on pro forma income before income taxes to reflect the statutory tax rate. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including potential repatriation of earnings from subsidiaries outside the U.S. and geographical mix of taxable income affecting state and foreign taxes, among other factors.